Contact:	John R. Lund, CFO
Cysive, Inc.
703.259.2300

FOR IMMEDIATE RELEASE

Cysive® Agrees to Going Private Transaction at $3.22 Per Share

Reston, Virginia – May 30, 2003 – Cysive, Inc. (Nasdaq: CYSV) (“Cysive” or the “Company”), today announced that it has entered into an Agreement and Plan of Merger with Snowbird Holdings, Inc. (“Snowbird”), a newly formed entity owned by Nelson A. Carbonell, Jr., Chairman of the Board of Directors, President and Chief Executive Officer of the Company.

The merger agreement provides that, at the closing of the merger, each outstanding share of the Company’s common stock (other than Company common stock owned by Snowbird) will be converted into the right to receive $3.22 in cash. All outstanding stock options will be assumed by Snowbird.

The transaction has been unanimously approved by the Board of Directors of the Company (other than Messrs. Carbonell and Lund, who abstained and did not vote) following the unanimous recommendation of a Special Committee of disinterested directors. The transaction was recommended by the Special Committee following negotiations between Snowbird and the Special Committee regarding the terms and conditions of the transaction. Broadview International LLC served as financial advisor to the Company and provided its opinion to the Special Committee that the consideration to be received in the merger is fair, from a financial point of view, to Cysive’s stockholders other than Snowbird and its affiliates.

The merger agreement contains customary fiduciary termination rights. The closing of the merger is subject to various conditions, including approval by the Company’s stockholders and the availability to Snowbird of financing for the proposed transaction on acceptable terms. It is presently anticipated that a special meeting of stockholders will be held in August 2003, with the exact timing dependent on the completion and review of necessary filings by the Securities and Exchange Commission (the “SEC”). Snowbird and Mr. Carbonell, who together hold approximately 35% of the outstanding shares of the Company’s common stock, have agreed to vote their shares in favor of the merger.

As a result of the merger, the Company will become a privately-held company. Accordingly, upon closing, the registration of the Company’s common stock under the Securities Exchange Act of 1934 will terminate and the Company will cease filing reports with the SEC

The announcement of the merger agreement described above is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of the Company. The Company intends to file and deliver all forms, proxy statements, notices and documents required under federal and state law with respect to the merger. The Company intends to promptly file preliminary proxy materials with the SEC for the special meeting of the stockholders to vote on the proposed transaction. Upon completion of the SEC’s review of the preliminary proxy materials, the Company will call a special meeting of its stockholders to vote on the merger and will file with the SEC and mail to the Company’s stockholders definitive proxy materials. The definitive proxy materials will contain important information regarding the merger, including, among other things, the recommendation of the Company’s Board of Directors and the Special Committee in respect of the merger. Stockholders of the Company are advised to read the definitive proxy materials when made available, including the proxy statement and the merger agreement, before making any decisions regarding the merger. Copies of the definitive proxy materials, and any amendments or supplements thereto, will be available without charge at the SEC’s website at www.sec.gov or at the Company’s website at www.cysive.com when they are mailed to stockholders.

The Company, Mr. Carbonell and the other directors of the Company may be deemed to be participants in the solicitation of the stockholders of the Company in favor of the merger. Information concerning the direct or indirect interests, by security holdings or otherwise, of these persons is contained in the Company’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 19, 2003, and will be contained in the proxy materials relating to the proposed transaction.

About Cysive®

The Cysive Cymbio Interaction Server™ is User Experience Management (UEM) software that delivers a seamless user experience across devices, applications and intermittent connections. Cysive Cymbio integrates the enterprise where it affects users the most – the presentation tier – providing one corporate face to customers and other users, and enabling the development of consistent, coherent and contextual interactions between your users and the enterprise.

Cysive Cymbio software reduces the cost of multi-channel solutions, and enables rapid front-end integration of third-party systems and newly acquired or merged companies. Cysive Cymbio delivers customers and internal users an experience that increases satisfaction, self-service and productivity, while reducing call center, systems management and software maintenance costs.

Cysive is headquartered in Reston, VA and can be found on the Internet at www.cysive.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Cysive’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties, including the risk that Cysive may be unable to successfully complete the proposed merger. Factors that may cause actual results to differ from those contained in the forward-looking statements include: the failure of Cysive’s stockholders to approve the merger at the special meeting or the failure of any party to the merger agreement to satisfy a condition for the closing of the merger on or prior to November 30, 2003, including the inability of Snowbird to obtain financing for the proposed transaction on acceptable terms, if at all. For a discussion of other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s quarterly report on Form 10-Q filed with the Commission on May 15, 2003, and its other filings under the 1934 Act as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Cysive is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable securities laws.